Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

November 21, 2022

Brookdale Senior Living Inc.

111 Westwood Place, Suite 400

Brentwood, Tennessee 37027

Re:	Brookdale Senior Living Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Brookdale Senior Living Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of up to 2,875,000 7.00% tangible equity units (the “Securities”), each Security consisting of (i) a prepaid stock purchase contract (the “Purchase Contract”) to be issued under the purchase contract agreement (the “Purchase Contract Agreement”), dated as of the date hereof, by and between the Company and American Stock Transfer & Trust Company, as purchase contract agent (the “Purchase Contract Agent”), Attorney-in-Fact for the holders of the Securities and as the Trustee (as defined below), pursuant to which the Purchase Contracts will settle into shares (the “Contract Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”) and (ii) a senior amortizing note with an initial principal amount of $22,249,000 and a final installment payment date of November 15, 2025 (each, an “Amortizing Note”) to be issued under the base indenture and supplemental indenture, each dated as of the date hereof (together, the “Indenture”), between the Company and American Stock Transfer & Trust Company, LLC, as trustee (in such capacity, the “Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 (File No. 333-268404) of the Company relating to common stock, debt securities, purchase contract, purchase units and other securities of the Company filed on November 16, 2022 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings

Brookdale Senior Living Inc.

November 21, 2022

pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”) including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated November 16, 2022 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the preliminary prospectus supplement, dated November 16, 2022 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) the prospectus supplement, dated November 16, 2022 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e) an executed copy of the Underwriting Agreement, dated November 16, 2022 (the “Underwriting Agreement”), between the Company and BofA Securities, Inc. and Barclays Capital Inc., as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities;

(f) an executed copy of the Purchase Contract Agreement;

(g) an executed copy of the Indenture;

(h) the global certificate evidencing the Securities executed by the Company and registered in the name of Cede & Co. (the “Unit Certificates”), delivered to the Purchase Contract Agent for authentication and delivery;

(i) the global certificate evidencing the Purchase Contract executed by the Company and registered in the name of Cede & Co. (the “Separate Contract Certificate”), delivered to the Purchase Contract Agent for authentication and delivery;

(j) the global certificate evidencing the Purchase Contract executed by the Company and registered in the name of American Stock Transfer & Trust Company (together with the Separate Contract Certificate, the “Contract Certificates”), delivered to the Purchase Contract Agent for authentication and delivery;

(k) the global certificate evidencing the Amortizing Notes executed by the Company and registered in the name of Cede & Co. (the “Separate Note Certificate”), delivered to the Trustee for authentication and delivery;

(l) the global certificate evidencing the Amortizing Notes executed by the Company and registered in the name of American Stock Transfer & Trust Company (together with the Separate Note Certificate, the “Note Certificates”), delivered to the Trustee for authentication and delivery;

Brookdale Senior Living Inc.

November 21, 2022

(m) an executed copy of a certificate of Chad C. White, Executive Vice President, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(n) a copy of the Company’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of November 7, 2022, and certified pursuant to the Secretary’s Certificate;

(o) a copy of the Company’s Amended and Restated By-laws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate; and

(p) copies of certain resolutions of the Board of Directors of the Company, adopted on November 13, 2022, and certain resolutions of the Pricing Committee thereof, adopted on November 16, 2022, each certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws, of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined on Law”).

As used herein, (a) “Transaction Documents” means the Underwriting Agreement, the Purchase Contract Agreement, the Indenture, the Unit Certificates, the Contract Certificates and the Note Certificates and (b) “Organization Documents” means those documents listed in paragraphs (l) and (m) above.

Brookdale Senior Living Inc.

November 21, 2022

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. Each of the Unit Certificates, the Contract Certificates and the Note Certificates have been duly authorized by all requisite corporate action on the part of the Company and duly executed by the Company under the DGCL, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, Purchase Contract Agreement and the Indenture, as applicable, the Security Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a) we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to any of the Transaction Documents with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any party to any of the Transaction Documents;

(c) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(d) except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(e) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(f) we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document; and

Brookdale Senior Living Inc.

November 21, 2022

(g) we do not express any opinion whether the execution or delivery of any Transaction Document by the Company, or the performance by the Company of its obligations under any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries.

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations under each of the Transaction Documents: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject, (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2021) (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject;

(b) neither the execution and delivery by the Company of the Transaction Documents nor the enforceability of each of the Transaction Documents against the Company requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction; and

(c) the issuance of the Contract Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2021).

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJZ